Exhibit 99.1

Company Contact:	Agency Contact:
Joseph W. Baty, Chief Financial Officer	Keith Lippert / Kirsten Chapman
(801) 975-5186	Lippert / Heilshorn & Associates
email: joeb@schiffnutrition.com	(212) 838-3777 / (415) 433-3777
www.schiffnutrition.com	email: KChapman@lhai.com

SCHIFF NUTRITION INTERNATIONAL, INC. ANNOUNCES
FISCAL 2009 FIRST QUARTER RESULTS

Salt Lake City, Utah, September 18, 2008: Schiff Nutrition International, Inc., (NYSE: WNI), today announced results for the fiscal 2009 first quarter.

Schiff Nutrition’s net sales were $47.8 million for the three months ended August 31, 2008, compared to $40.7 million for the same period in fiscal 2008. For the fiscal 2009 first quarter, Schiff Nutrition reported net income of $3.2 million, or $0.11 per diluted share. This compares to fiscal 2008 first quarter net income of $1.6 million, or $0.06 per diluted share, which included an unusual pre-tax compensation charge of $3.0 million associated with the declaration of a special dividend.

Bruce Wood, President and Chief Executive Officer, stated, “Our first quarter net sales increased more than 17%, as compared to the year ago period.  The significant increase was driven by incremental private label sales volume as new business acquired in the fiscal 2008 fourth quarter continued to positively impact the current quarter.  At the same time, our overall branded business remained stable, on a quarter-over-quarter basis.  Furthermore, our operating income was consistent with the prior period, including incremental advertising investment in the current quarter and after adjusting for the unusual charge in the year ago quarter.”

Wood continued, “Looking ahead, we expect to expand distribution of our new Schiff® MegaRed™ product to certain other customers in the second quarter.  Supported by our strong financial position, we will continue to pursue branded, private label, and strategic growth initiatives that we believe enhance long term shareholder value.”

Conference Call Information
Schiff Nutrition International will hold a conference call today, September 18 at 11 a.m. ET. The U.S. domestic access number is 800-591-6923. International participants should dial 617-614-4907. The participant pass code is 83433744. Please call in approximately ten minutes in advance. The conference call will be broadcast live over the Internet at http://www.schiffnutrition.com/press.asp, and the webcast will be available through October 8, 2008. A replay of the call will be available by dialing 888-286-8010 for domestic callers and 617-801-6888 for international callers; enter access code 27862499. The telephone replay will be available through September 22, 2008.

About Schiff Nutrition
Schiff Nutrition International, Inc. develops, manufactures, markets and distributes branded and private label vitamins, nutritional supplements and nutrition bars in the United States and throughout the world. To learn more about Schiff, please visit the web site www.schiffnutrition.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are based on management’s beliefs and assumptions, current expectations, estimates, and projections. These statements are subject to known and unknown risks and uncertainties, certain of which are beyond the company’s ability to control or predict, and, therefore, actual results may differ materially. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date hereof. Schiff Nutrition disclaims any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise. You are cautioned not to place undue reliance on these forward-looking statements.

Important factors that may cause these forward-looking statements to be false include, but are not limited to: the level of customer and consumer acceptance of Move Free® Advanced, the level of customer and consumer acceptance of MegaRed, the inability to gain or maintain market distribution for MegaRed, the inability to successfully implement marketing and spending programs behind our Move Free brand and other new branded products, the impact of raw material pricing, availability and quality (particularly relating to joint care products and ingredients from suppliers outside the United States, including China), the mix between branded and private label products, the inability to grow and/or maintain branded and private label sales, the inability to enforce or protect our intellectual property rights against infringement, the inability to achieve cost savings and operational efficiencies, the inability to increase operating margins and increase revenues, dependence on individual products, dependence on individual customers, the impact of competitive products and pricing (including private label), market and industry conditions (including pricing, demand for products and level of trade inventories), the impact of clinical studies regarding nutritional supplements, particularly relating to the joint care category, the success of product development, the inability to obtain customer acceptance of new product introductions, changes in laws and regulations, litigation and government or administrative regulatory action in the United States and internationally, including challenges to marketing, advertising or product claims, the inability to comply with or maintain new good manufacturing practices for the dietary supplement industry, the inability or increased cost to obtain product liability and general insurance, the uncertainty of market acceptance of new products, adverse publicity regarding nutritional supplements and/or their ingredients, the inability to find strategic transaction opportunities or the inability to successfully consummate or integrate a strategic transaction, changes in accounting standards, and other factors indicated from time to time in the company’s SEC reports, copies of which are available upon request from the company’s investor relations department or may be obtained at the SEC's web site (www.sec.gov). These risks and uncertainties should be carefully considered before making an investment decision with respect to shares of our common stock.

– Tables to Follow –

SCHIFF NUTRITION INTERNATIONAL, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
(unaudited)

	Three Months Ended August 31,
	2008	2007

Net sales	$47,790	$40,727
Cost of goods sold	29,912	24,306

Gross profit	17,878	16,421
Operating expenses:
Selling and marketing	8,133	6,756
Other operating expenses, net	4,725	7,813
Total operating expenses(1)	12,858	14,569

Income from operations	5,020	1,852
Other income, net	279	798

Income before income taxes	5,299	2,650
Income tax expense	2,050	1,002

Net income	$3,249	$1,648

Weighted average common shares outstanding – diluted	28,627	27,427

Net income per share – diluted	$0.11	$0.06

(1)
In association with declaration of a special dividend, the three months ended August 31, 2007 includes a $3.0 million compensation charge associated with dividend equivalents paid or payable on stock options and certain restricted stock units.

— More —

SCHIFF NUTRITION INTERNATIONAL, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(IN THOUSANDS)

	August 31,	May 31,
	2008	2008
	(unaudited)

Cash and cash equivalents	$44,400	$45,979
Available-for-sale securities	1,000	3,298
Receivables, net	24,478	22,536
Inventories	32,013	29,233
Other current assets	3,841	3,709

Total current assets	105,732	104,755

Property and equipment, net	13,025	13,567

Other assets, net	6,122	6,164

Total assets	$124,879	$124,486

Current liabilities	$21,372	$23,274

Long-term liabilities	1,728	1,725

Stockholders’ equity	101,779	99,487

Total liabilities & stockholders’ equity	$124,879	$124,486

— # # # —